DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 1995 AND DECEMBER 31, 1994

                               March 31          December 31
                                 1995                1994
ASSETS

CASH AND CASH EQUIVALENTS     $  896,896         $  590,983
PROPERTY                       8,988,915          9,123,547
OTHER ASSETS                      93,393            324,827

TOTAL                         $9,979,204        $10,039,357

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,633,353         $1,568,004

PARTNERS' EQUITY:
General Partners                 (58,569)           (57,314)
Limited Partners               8,404,420          8,528,667
     Total partners' equity    8,345,851          8,471,353

TOTAL                         $9,979,204        $10,039,357

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                March 31           March 31
                                  1995               1994
REVENUES:
Rental Income                   $575,936           $540,965
Interest                           6,627              1,050
     Total revenue               582,563            542,015

EXPENSES:
Operating Expenses               327,049            329,337
General and administrative        59,976             54,098
     Total expenses              387,025            383,435

NET INCOME                      $195,538           $158,580

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $193,583           $156,994
    General partners               1,955              1,586
TOTAL                           $195,538           $158,580

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $6.09              $4.94

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1993     ($54,311)    $8,825,977   $8,771,666

NET INCOME                         1,586        156,994      158,580
DISTRIBUTIONS                     (2,408)      (238,372)    (240,780)

"EQUITY AT MARCH 31, 1994       ($55,133)    $8,744,599   $8,689,466

"EQUITY AT DECEMBER 31, 1994    ($57,314)    $8,528,667   $8,471,353

NET INCOME                         1,955        193,583      195,538
DISTRIBUTIONS                     (3,210)      (317,830)    (321,040)

EQUITY AT MARCH 31, 1995        ($58,569)    $8,404,420   $8,345,851

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                        March 31         March 31
                                        1995               1994

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 195,538        $ 158,580
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,632          134,632
  Changes in assets and liabilities:
     Decrease(Increase) in other assets  231,434          (48,678)
     Increase in liabilities              65,349           63,577
Net cash provided by operating
  activities                             626,953          308,111

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners         (321,040)         (240,780)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                       305,913            67,331

CASH AND CASH EQUIVALENTS:
At beginning of period                  590,983           413,041
At end of period                      $ 896,896         $ 480,372

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 1995, and for the periods ended March 31, 1995 and 1994 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 1995, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,589,559
        Furniture and Equipment                2,799
        Total                             12,682,240
        Less: Accumulated Depreciation   ( 3,693,325)
        Property - Net                   $ 8,988,915

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.